EXHIBIT 23.B
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-4 (File No. 333-146158) of El Paso Natural Gas Company of our report dated February 28, 2006 relating to the consolidated financial statements and consolidated financial statement schedule as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 of El Paso Natural Gas Company, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
October 24, 2007